EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Names Seasoned Corporate Executive and Board Advisor Jennifer Vogel to Board of Directors

BILLERICA, Mass. — April 4, 2013 — American Science and Engineering, Inc., (“AS&E”) (NASDAQ: ASEI) a leading worldwide supplier of innovative X-ray detection solutions, announced today the appointment of Jennifer L. Vogel, a seasoned corporate executive and board advisor, to AS&E’s Board of Directors.

Ms. Vogel was most recently Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of Continental Airlines, Inc., which was the fifth largest airline in the world and a Fortune 200 company. She was a key contributor to Continental Airlines’ success, helping the company significantly expand internationally, address regulatory issues, and restructure and rebuild after September 11, 2001. Vogel also directed the legal effort in raising over $28 billion in total capital for Continental, and materially enhanced the company’s ethics and compliance program.

Vogel joined Continental Airlines in 1995 as Vice President, Legal; in 2001, was appointed to General Counsel and Chief Compliance Officer; and was promoted to Senior Vice President in 2003.Vogel’s extensive board experience includes working with corporate boards and advising on best practices for governance, compliance, audit, executive compensation, human resources, and crisis and enterprise risk management. In addition to having served on Continental Airline’s Management Committee, Diversity Council, and chairing the Ethics and Compliance Committee, Vogel serves on the National Board of Directors of the General Counsel Forum (where she was Chair in 2010), and on the Board of Directors of Clearwire Corporation, a telecommunications company based in Seattle where she is member of the Compensation Committee.

“Jennifer Vogel’s extensive corporate leadership experience, as well her considerable experience with international and regulatory issues, will be of key importance to AS&E as we navigate the expansion of our products, technology, and services in global markets,” said Denis R. Brown, Chairman of the AS&E Board. “Ms. Vogel’s appointment, along with new President and CEO Charles P. Dougherty, will enable AS&E to further strengthen its industry leading position.”

Jennifer Vogel has received significant industry recognition, including:

•                  “General Counsel of the Year” at the 2010 Global Counsel Awards; Ms. Vogel was the first General Counsel from the airline industry to win this award and the first woman to receive the honor.

•                  Recipient of  the “2010 Transformative Leadership Award” by Inside Counsel Magazine in recognition of her efforts in promoting women in the legal profession.

•                  “Outstanding General Counsel of a Large Legal Department” in 2007 and for “Transaction of the Year” in 2010 by the Texas General Counsel Forum awards

•                  “Champion of Diversity” and “Good Samaritan” Awards by the Houston Business Journal

•                  Named one of the “Most Powerful and Influential Women in Texas” by the Texas Diversity Council and Texas Diversity Magazine in 2010 and 2008.

About AS&E

American Science and Engineering, Inc. (AS&E) is a leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter™ technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E® systems protect high-threat facilities and help combat terrorism, trade fraud, drug smuggling, weapon smuggling, illegal immigration, and people smuggling. For more information on AS&E products and technologies, please visit AS&E’s new website at www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement: The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws.  AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  future delays in federal funding, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations and market and general economic conditions. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s most recent Form 10-Q and Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.

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